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                                                                      EXHIBIT 13

                               PURCHASE AGREEMENT

    Sierra Asset Management Portfolios (the "Trust"), a Massachusetts Business Trust, and Sierra Fund Administration Corporation, a California Corporation ("Sierra Administration"), intending to be legally bound, hereby agree as follow:

    1. In order to provide the Trust with its initial capital, the Trust hereby sells to Sierra Administration and Sierra Administration hereby purchases Class A and Class B Shares of the Fund's Income, Value, Balanced, Growth and Capital Growth Portfolios (individually, a "Portfolio" and collectively the "Portfolios"), with no par value per share, as follows: 1,000 Class A and 1,000 Class B Shares of each Sierra Asset Management Portfolio at $10.00 per share. The Trust hereby acknowledges receipt from Sierra Administration of $100,000 in full payment for the shares.

    2. Sierra Administration represents and warrants to the Trust that the Class A and Class B Shares of each Portfolio are being acquired for investment and not with a view to distribute thereof and that Sierra Administration has no present intention to redeem or dispose of any of the Class A and Class B Shares.

    3. Sierra Administration hereby agrees that it will not redeem any of the Class A and Class B Shares prior to the time that the Trust has completed the amortization of its organizational expenses. In the event that the Trust, or a Portfolio of the Trust, liquidates before the deferred organizational expenses are fully amortized, then the Class A and Class B Shares shall bear their proportionate share of such unamortized organizational expenses.


    IN WITNESS WHEREOF, the parties have executed this agreement as of the 18th day of July, 1996.


                                        Sierra Asset Management Portfolios


                                        /s/ F. Brian Cerini
                                        --------------------------------------
                                        By: F. Brian Cerini
                                        Title: President


                                        Sierra Fund Administration Corporation


                                        /s/ Craig M. Miller
                                        --------------------------------------
                                        By: Craig M. Miller
                                        Title: Vice President and Controller